Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE
ACT OF 1934

Shockwave Medical, Inc. (“we,” “us,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation, our second amended and restated bylaws, the amended and restated investor rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation, second amended and restated bylaws and amended and restated investor rights agreement, copies of which are filed as exhibits to this Annual Report on Form 10-K and incorporated herein by reference.

General

Our authorized capital stock consists of 281,274,838 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Common Stock

Fully paid and non-assessable. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

No shares of preferred stock are outstanding. Under our restated certificate of incorporation, our board of directors has the authority to issue undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Registration Rights

Certain holders of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to our amended and restated investor rights agreement as described in additional detail below (“registrable securities”). In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

•Demand Registration Rights. Certain holders of our common stock are entitled to demand registration rights. The holders of at least 40% of the registrable securities have the right to require us, on not more than two occasions, to file a registration statement under the Securities Act in order to register the resale of their shares of common stock, provided that such registration of shares would result in aggregate proceeds (after deducting the estimated underwriting discounts and expenses related to the issuance) of at least $10.0 million. We may, in certain circumstances, defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations.

•Piggyback Registration Rights. If we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities, certain holders of our common stock are entitled to certain “piggyback” registration rights, allowing the holders to include their shares in such registration, subject to certain limitations. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

•S-3 Registration Rights. We are required to use commercially reasonable efforts to qualify for registration on Form S-3. After we are qualified for registration on Form S-3, certain holders of our common stock may make a written request that we register the offer and sale of their shares on Form S-3, provided that such registration of shares would result in an aggregate price to the public of not less than $2,000,000 and we have not effected two such registrations in the last 12 months. We may, in certain circumstances, defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations.

Expenses. Subject to specified conditions and limitations, we are required to pay all expenses, other than underwriting discounts and commissions and stock transfer taxes, incurred in connection with any exercise of these registration rights.

Indemnification. Our amended and restated investor rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling holders of registrable securities in the event of either material misstatements or omissions in the applicable registration statement attributable to us or our violation of the Securities Act, and the selling stockholders are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them, subject to certain limitations.

Termination. The registration rights terminate upon the earliest of: (i) such date on which all shares of registrable securities may be sold during any 90 day period pursuant to Rule 144 of the Securities Act, (ii) the fifth anniversary of the completion of our initial public offering, (iii) the occurrence of a deemed liquidation event or (iv) the date that no registrable securities remain outstanding that have not previously been sold to the public pursuant to a registration or in reliance on Rule 144 of the Securities Act.

Anti-Takeover Effects of our Certificate of Incorporation and our Bylaws

Election and Removal of Directors. Our board of directors consists of eight directors. The exact number of directors will be fixed from time to time by resolution of the board. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered Board. Our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Limits on Written Consents. Our restated certificate of incorporation and our second amended and restated bylaws provide that holders of our common stock will not be able to act by written consent without a meeting, unless such consent is unanimous.

Stockholder Meetings. Our restated certificate of incorporation and our second amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors or a majority of the directors. Our restated certificate of incorporation and second amended and restated bylaws specifically deny any power of any other person to call a special meeting.

Amendment of Certificate of Incorporation. The provisions of our restated certificate of incorporation described under “Election and Removal of Directors,” “Stockholder Meetings” and “Limits on Written Consents” may be amended only by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock are generally required to amend other provisions of our restated certificate of incorporation.

Amendment of Bylaws. Our second amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of at least 75% of all directors in office at a meeting called for that purpose; or

•the affirmative vote of holders of 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions. Our second amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•make nominations in the election of directors;

•propose that a director be removed;

•propose any repeal or change in our bylaws; or

•propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, a stockholder must deliver timely notice and comply with certain requirements regarding the form and content of the notice, as set forth in our second amended and restated bylaws. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

To be timely, a stockholder must generally deliver notice:

•in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us no earlier than 120 days prior to the annual meeting and no later than the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•in connection with the election of a director at a special meeting of stockholders, not less than 120 days prior to the date of the special meeting or the 10th day following the day on which we first publicly announce the date of the special meeting nor more than 150 days prior to the date of the special meeting.

Limitation of Liability of Directors and Officers. Our restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

Forum Selection. The Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the company to the company or the company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our restated certificate of incorporation or our second amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the company shall be deemed to have notice of and consented to the foregoing forum selection provisions. The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act and the Securities Exchange Act of 1934, as amended. In addition, our second amended and restated bylaws provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Delaware Business Combination Statute. We have elected to be subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions. Some provisions of our restated certificate of incorporation and second amended and restated bylaws could make the following more difficult:

•acquisition of control of us by means of a proxy contest or otherwise, or

•removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SWAV.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall St., Canton, Massachusetts 02021.

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